Exhibit 10.46

Second Amended and Restated Loan Agreement

 dated December 24, 2009 with Wachovia Bank, N.A.

SECOND AMENDED AND RESTATED LOAN AGREEMENT

Wachovia Bank, National Association

301 South Tryon Street

Charlotte, North Carolina 28202

(Hereinafter referred to as "Bank")

Inuvo, Inc. (f/k/a Kowabunga!, Inc., f/k/a Think Partnership Inc.), a Nevada corporation

15550 Lightwave Drive, 3rd Floor

Clearwater, Florida 37760

(Hereinafter referred to as "Borrower")

The Guarantors identified on the Signature Pages hereto

(Hereinafter collectively referred to as "Guarantors")

This Loan Agreement (as amended, restated, supplemented or modified from time to time, the "Agreement") is entered into as of December 24, 2009 (the "Closing Date") between Bank, Borrower and Guarantors. This Agreement is an amendment and restatement of that certain Amended and Restated Loan Agreement dated as of February 27, 2008 between Bank and Borrower (as amended, restated, supplemented or modified prior to the date hereof, the "Existing Loan Agreement").

This Agreement applies to the loan or loans (individually and collectively, the "Loan") evidenced by the Second Amended and Restated Revolving Credit Promissory Note, as of the date hereof (as amended, restated, supplemented or modified from time to time, the "Revolving Credit Note") and the Second Amended and Restated Term Promissory Note, as of the date hereof (as amended, restated, supplemented or modified from time to time, the "Term Note"; collectively with the Revolving Credit Note, the "Note"), the standby letters of credit issued hereunder (each, a "Letter of Credit" and collectively, the "Letters of Credit") and all Loan Documents. The terms "Loan Documents" and "Obligations," as used in this Agreement, are defined in the Note. All capitalized terms used and not defined herein shall have the meanings assigned thereto in the other Loan Documents. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

Relying upon the covenants, agreements, representations and warranties contained in this Agreement, Bank is willing to extend credit to Borrower upon the terms and subject to the conditions set forth herein, and Bank and Borrower agree as follows:

REAFFIRMATIONS BY BORROWER AND GUARANTORS. Acknowledgment of Obligations. Borrower and Guarantors hereby acknowledge, confirm and agree that, as of December 22, 2009, (a) Borrower is indebted to Bank in respect of the Revolving Credit Note in the principal amount of $6,313,283.38, (b) Borrower is indebted to Bank in respect of the Term Note in the aggregate principal amount of $1,442,806.14 and (c) Letter of Credit #SM227727 remains outstanding and undrawn in the face amount of $475,000. All such Loans, together with interest accrued and accruing thereon, and all other Obligations, fees, costs, expenses and other charges now or hereafter payable by Borrower to Bank, in accordance with the Loan Documents and the Swap Agreements (including this Agreement), are unconditionally owing by Borrower and Guarantors to Bank without offset, defense or counterclaim of any kind, nature or description whatsoever. Acknowledgment of Security Interests. Borrower and Guarantors hereby acknowledge, confirm and agree that Bank has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral heretofore granted to Bank pursuant to the Loan Documents or otherwise granted to or held by Bank.

LETTERS OF CREDIT. The single existing Letter of Credit under the Existing Loan Agreement (Letter of Credit number SM227727 dated September 26, 2007 in the current face amount of $475,000) shall be deemed to have been issued pursuant hereto, and from and after December 24, 2009, shall be subject to and governed by the terms and conditions hereof. Bank shall have no obligation to issue any additional Letters of Credit nor honor any requests for issuance of Letters of Credit by Borrower. Bank shall give beneficiary of the outstanding Letter of Credit notice of non-renewal for such outstanding Letter of Credit in accordance with Bank’s customary practices. Borrower remains obligated to reimburse Bank immediately for any draw on any Letter of Credit.

LETTER OF CREDIT FEES. Borrower shall pay to Bank, at such times as Bank shall require, Bank's standard fees in connection with Letters of Credit, as in effect from time to time.

REPRESENTATIONS. Borrower represents on the date hereof and on the date of any Advance (as defined in the Note) that: Accurate Information. All information furnished to Bank was, at the time furnished, complete and correct in all material respects. Any such information relating to Borrower's and its Subsidiaries’ financial condition accurately reflects Borrower's and its subsidiaries’ financial condition as of the date(s) thereof, (including all contingent liabilities of every type), and Borrower further represents that its financial condition has not changed materially or adversely since the date(s) of such documents. Authorization; Non-Contravention. The execution, delivery and performance by Borrower and Guarantors of this Agreement and other Loan Documents to which it is a party are within its power, have been duly authorized as may be required and, if necessary, by making appropriate filings with any governmental agency or unit and are the legal, binding, valid and enforceable obligations of Borrower and Guarantors; and do not (i) contravene, or constitute (with or without the giving of notice or lapse of time or both) a violation of any provision of applicable law, a violation of the organizational documents of Borrower or Guarantors, or a default under any agreement, judgment, injunction, order, decree or other instrument binding upon or affecting Borrower or Guarantors, (ii) result in the creation or imposition of any lien (other than the lien(s) created by the Loan Documents) on any of Borrower's assets or Guarantor’s assets, or (iii) give cause for the acceleration of any obligations of Borrower or any of it subsidiaries to any other creditor. Asset Ownership. Borrower and Guarantors have good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements (and as disclosed in the notes thereto) supplied to Bank by Borrower, and all such properties and assets are free and clear of mortgages, security deeds, pledges, liens, charges, and all other encumbrances, except: (a) liens for taxes, assessments and other governmental charges or levies (excluding any lien imposed pursuant to any of the provisions of ERISA) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP, (b) liens existing on any property or asset prior to the acquisition thereof by Borrower or any Guarantor (as defined in the guaranty agreement of even date herewith by and among the domestic subsidiaries of Borrower and Bank, the "Guaranty Agreement") or existing on any property or asset of any entity that becomes a Guarantor after the date of consummation of such acquisition prior to the time such entity becomes a Guarantor, (c) liens in favor of Bank and (d) as otherwise disclosed to Bank by Borrower in writing and approved by Bank (collectively, "Permitted Liens"). Discharge of Liens and Taxes. Borrower and Guarantors have duly filed, paid and/or discharged all taxes or other claims that may become a lien on any of its property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained. Sufficiency of Capital. On and as of the Closing Date and after giving effect to all indebtedness being incurred or assumed and liens created by the Loan Agreement in connection therewith and on and as of the date of each Advance and after giving effect thereto (a) the sum of the assets, at a fair valuation on a going concern basis, of Borrower and its subsidiaries taken as a whole will exceed its debts; (b) Borrower and its subsidiaries taken as a whole has not incurred and does not intend to incur, and does not believe it will incur, debts beyond its ability to pay as these debts mature; and (c) Borrower and its subsidiaries taken as a whole will have sufficient capital with which to conduct its business. Compliance with Laws. Borrower represents that Borrower and any subsidiary and affiliate of Borrower and any Guarantor are in compliance in all respects with all federal, state and local laws, rules and regulations applicable to its properties, operations, business, and finances, including, without limitation, any federal or state laws relating to liquor (including 18 U.S.C. § 3617, et seq.) or narcotics (including 21 U.S.C. § 801, et seq.) and/or any commercial crimes; all applicable federal, state and local laws and regulations intended to protect the environment; and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if applicable. None of Borrower, or any subsidiary or affiliate of Borrower or any Guarantor is a Sanctioned Person or has any of its assets in a Sanctioned Country or does business in or with, or derives any of its operating income from investments in or transactions with, Sanctioned Persons or Sanctioned Countries in violation of economic sanctions administered by OFAC. The proceeds from the Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country. "OFAC" means the U.S. Department of the Treasury’s Office of Foreign Assets Control. "Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/index.shtml, or as otherwise published from time to time. "Sanctioned Person" means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. Organization and Authority. Each corporation, partnership or limited liability company of Borrower and it subsidiaries, as applicable, is duly created, validly existing and in good standing under the laws of the state of its organization, and has all powers, governmental licenses, authorizations, consents and approvals required to operate its business as now conducted. Each corporation, partnership or limited liability company of Borrower and its subsidiaries, as applicable, is duly qualified, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers, except to the extent that failure to qualify or be licensed, as the case may be, in the aggregate, would have a material adverse effect on the business, financial position, results of operations, properties or prospects of Borrower and Guarantors. No Litigation. Except as set forth on Schedule 1 hereto, there are no pending or threatened suits, claims or demands against Borrower and Guarantors that have not been disclosed to Bank by Borrower in writing, and approved by Bank. Financial Condition of Borrower. The financial statements which Borrower has submitted to Bank to induce it to make the Loan are correct and complete, and fairly present the financial condition of the Borrower and its subsidiaries on the dates thereof and the results of its operations for the periods then ended. No Default. Borrower and Guarantors are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which each is a party, except for defaults that would not normally be expected to have a material adverse effect on Borrower’s financial condition or results of operations. To Borrower's knowledge, no default has occurred under any Permitted Liens. ERISA. Each employee pension benefit plan, as defined in ERISA, maintained by Borrower meets, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No "Prohibited Transaction" or "Reportable Event" (as both terms are defined by ERISA) has occurred with respect to any such plan.

AFFIRMATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will, and will cause each Guarantor to: Access to Books and Records. Allow Bank, or its agents, during normal business hours, access to the books, records and such other documents of Borrower and the Guarantors as Bank shall reasonably require, and allow Bank to inspect, audit and examine the same and to make extracts therefrom and to make copies. Such access and inspection after the occurrence and during the continuance of a Default (as defined in the Note) at Borrower’s own reasonable cost and expense.  Business Continuity. Conduct its business in substantially the same manner as such business is now and has previously been conducted, or following disclosure to and approval by Bank. Certificate of Full Compliance. Deliver to Bank, with the financial statements required herein, a certification by Borrower's Chief Financial Officer that Borrower and Guarantors are in full compliance with the Loan Documents. Compliance with Other Agreements. Comply with all terms and conditions contained in this Agreement, and any other Loan Documents, and swap agreements, if applicable, as defined in the 11 U.S.C. § 101, as in effect from time to time. Estoppel Certificate. Furnish, within 15 days after request by Bank, a written statement duly acknowledged of the amount due under the Loan and identifying each outstanding Letter of Credit, if any, and whether offsets or defenses exist against the Obligations. Insurance. Maintain adequate insurance coverage with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation, commercial general liability insurance, workers compensation insurance, and business interruption insurance. Maintain Properties. Maintain, preserve and keep its property in good repair, working order and condition, making all replacements, additions and improvements thereto necessary for the proper conduct of its business, unless prohibited by the Loan Documents. Notice of Default and Other Notices. (a) Notice of Default. Furnish to Bank immediately upon becoming aware of the existence of any condition or event which constitutes a Default (as defined in the Loan Documents) or any event which, upon the giving of notice or lapse of time or both, may become a Default, written notice specifying the nature and period of existence thereof and the actions which Borrower and the Guarantors are taking or propose to take with respect thereto. (b) Other Notices. Promptly notify Bank in writing of (i) any material adverse change in Borrower’s or any of the Guarantors’ financial condition or its business; (ii)

any default, except as disclosed in Schedule 1 annexed hereto, under any material agreement, contract or other instrument to which it is a party or by which any of its properties are bound, or any acceleration of the maturity of any indebtedness owing by Borrower or any of the Guarantors; (iii) any material adverse claim against or affecting Borrower or any of the Guarantors or any part of their respective properties; (iv) the commencement of, and any material determination in, any litigation with any third party or any proceeding before any governmental agency or unit affecting Borrower or any of the Guarantors; (v) at least 30 days prior thereto, any change in Borrower's or any of the Guarantors’ names or address as shown above; and (vi) any change in Borrower's or any of the Guarantors’ structure. Other Financial Information. Deliver promptly such other information regarding the operation, business affairs, and financial condition of Borrower which Bank may reasonably request. Payment of Debts. Pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower or the Guarantors in good faith dispute. Reports and Proxies. Deliver to Bank, promptly, a copy of all financial statements, reports, notices, and proxy statements, sent by Borrower to stockholders, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority. Additional Subsidiaries. Borrower and Guarantors shall not, without the prior written consent of Bank, create, acquire or otherwise permit to exist any subsidiary, foreign or domestic, not in existence on the date of this Agreement. Field Exams, Appraisals and other Assessments of Collateral. Bank may obtain, at Borrower’s expense, such appraisals and field exams and other assessments of Collateral as Bank may reasonably request. Ownership of Guarantors. Borrower shall, absent notice to and prior written approval by Bank, own and shall maintain ownership of 100% of the capital stock, voting interests and ownership interests in each of the Guarantors.

MANDATORY PREPAYMENT. In addition to payments required by the terms of the Notes, Borrower shall pay to Bank (each a "Prepayment"): (a) from Equity Sale Proceeds (defined below) (i) on or before December 24, 2009, $150,000.00; (ii) on or before December 31, 2009, $375,000.00; (iii) on or before March 31, 2010, $250,000.00; and (iv) on or before July 31, 2010, $250,000.00; and (b)(i) Net Proceeds (defined below) upon the sale or liquidation, outside of the ordinary course of business, of any Collateral, any Subsidiary or other asset and (ii) 25% of all Equity Sale Proceeds raised from and after July 31, 2010. "Equity Sale Proceeds" shall mean the gross cash proceeds received by Borrower or any Guarantor in connection with any sale or transfer of any capital stock of the Borrower, any Guarantor or any Subsidiary. "Net Proceeds" shall mean the gross cash proceeds and the proceeds of any installment sales received by Borrower or any Guarantor in connection with any sale or liquidation, outside of the ordinary course of business, of any Collateral, any Subsidiary or other asset less the sum of all reasonable actual third party costs of sale approved by Bank in connection therewith. Application of Prepayments. Prepayments shall be applied, first, to outstanding principal under the Term Note, second, following payment in full of the Term Note, to outstanding principal under the Revolving Credit Note with a corresponding permanent reduction of the Over-Advance until the Over-Advance amount is reduced to $0.00, and third, to outstanding principal under the Revolving Credit Note with a corresponding permanent reduction Maximum Availability.

NEGATIVE COVENANTS. Borrower agrees that from the date hereof and until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, Borrower will not, and will not permit any Guarantor to: Change in Fiscal Year. Change its fiscal year. Change of Control. Make or suffer a change in the Borrower’s or any Guarantor’s board of directors, such that the members of the Borrower’s or the applicable Guarantor’s board of directors as of the date of this Agreement fail to constitute a majority of the members of the board; provided that any individual becoming a member of the applicable board of directors who is nominated by the applicable board of directors shall be treated as if he or she were a member of the board as of the date of this Agreement. Encumbrances. Create, assume, or permit to exist any mortgage, security deed, deed of trust, pledge, lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquired, other than: (i) security interests required by the Loan Documents; (ii) liens for taxes contested in good faith; or (iii) liens accruing by law for employee benefits. Guarantees. Guarantee or otherwise become responsible for obligations of any other person or entity. Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership, limited liability company or joint venture, or otherwise obtain any equity ownership of any other person or entity unless approved by Bank in its sole discretion. Other Investments. Purchase any stock, securities, or evidence of indebtedness of any other person or entity except: investments in direct obligations of the United States Government and certificates of deposit of United States commercial banks having a tier 1 capital ratio of not less than 6%, and, then in an amount not exceeding 10% of the issuing bank's unimpaired capital and surplus; or (b) accounts receivable of Borrower or its subsidiaries arising in the ordinary course of business in connection with the compromise or collection thereof, unless approved by Bank in its sole discretion. Swap Agreements. Borrower shall not enter into any swap agreement with Bank or otherwise. Default on Other Contracts or Obligations. Default on any material contract with or obligation when due to a third party, except as disclosed on Schedule 1 annexed hereto, or default in the performance of any obligation to a third party incurred for money borrowed. Judgment Entered. Other than as permitted under the definition of "Permitted Liens," permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due Borrower and its subsidiaries, in excess of $100,000 in the aggregate. Prepayment of Other Debt. Retire any long-term debt entered into prior to the date of this Agreement at a date in advance of its legal obligation to do so; provided that Borrower and any Guarantor may make scheduled earn-out and deferred payments in connection with acquisitions consummated prior to the date of this Agreement.

ANNUAL FINANCIAL STATEMENTS. Borrower shall deliver to Bank, as soon as available, but in any event within the period within which the Borrower is required to deliver its annual report on Form 10-K under the Securities Exchange Act of 1934 and the regulations promulgated by the U.S. Securities and Exchange Commission thereunder for each fiscal year, audited financial statements reflecting its operations during such fiscal year, including, without limitation, its audited consolidated and unaudited consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal year then ended and prepared in accordance with GAAP, all such consolidated financial statements being certified by Borrower’s independent registered public accountants (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) and certified by Borrower’s Chief Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Borrower in accordance with generally accepted accounting principles consistently applied.

PERIODIC FINANCIAL STATEMENTS. As soon as available, but in any event within the period within which the Borrower is required to deliver its quarterly report on Form 10-Q under the Securities Exchange Act of 1934 and the regulations promulgated by the U.S. Securities and

Exchange Commission thereunder for each of the first three fiscal quarters of Borrower, its consolidated and consolidating balance sheets of Borrower and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding date or period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Chief Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Borrower in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. In addition, Borrower shall deliver, within 20 days after the end of each month or more frequently if requested by Bank, (i) a monthly listing of Borrower’s and the Guarantors’ accounts receivables and a detailed aging report (on an aged-by-invoice basis), all in form and substance reasonably satisfactory to Bank, and (ii) a monthly listing of Borrower’s and the Guarantors’ accounts payable and a detailed aging report (on an aged-by-invoice basis), all in form and substance reasonably satisfactory to Bank.

COMPLIANCE CERTIFICATE; BORROWING BASE CERTIFICATE. Borrower agrees to deliver a Compliance Certificate (each a "Compliance Certificate") to Bank: (a) as soon as available but in any event within 20 days after the end of each month, a Compliance Certificate demonstrating compliance (including calculations) by Borrower and the Guarantors with each covenant contained in the Financial Covenants paragraph, and (b) as soon as available but in any event within 20 days after each month end, the Borrowing Base Certificate in the form of Exhibit A annexed hereto. Additional defined terms with respect to the Borrowing Base Certificate are set forth in Exhibit B annexed hereto.

FINANCIAL COVENANTS. Borrower agrees to the following provisions from the date hereof until final payment in full of the Obligations, unless Bank shall otherwise consent in writing, using the financial information for Borrower, its subsidiaries, affiliates and its holding or parent company, as applicable: Funded Debt to EBITDA. Borrower shall maintain a Funded Debt to EBITDA Ratio (i) as of December 31, 2009 of not more than 4.25 to 1.00; (ii) as of March 31, 2010 of not more than 3.25 to 1.00; (iii) as of June 30, 2010 of not more than 2.50 to 1.00; (iv) as of September 30, 2010 of not more than 2.00 to 1.00; and (v) as of December 31, 2010 of not more than 1.50 to 1.00. This covenant shall be calculated at Borrower's fiscal year end and quarterly, on a rolling four quarter basis. "Funded Debt to EBITDA Ratio" shall mean the sum of all Funded Debt divided by EBITDA. "Funded Debt" shall mean, as applied to any person or entity, the sum of all indebtedness for borrowed money, (including, without limitation, capital lease and synthetic lease obligations, subordinated debt (including debt subordinated to the Bank), and unreimbursed drawings under letters of credit), or any other monetary obligation evidenced by a note, bond, debenture or other agreement or similar instrument of that person or entity. "EBITDA" shall mean the sum of earnings before interest, taxes, depreciation and amortization. Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio (i) as of December 31, 2009 of not less than 0.50 to 1.00; (ii) as of March 31, 2010 of not less than 0.50 to 1.00; (iii) as of June 30, 2010 of not less than 0.75 to 1.00; (iv) as of September 30, 2010 of not less than 1.50 to 1.00; and (v) as of December 31, 2010 of not less than 2.50 to 1.00. This covenant shall be calculated at Borrower's fiscal year end and quarterly, on a rolling four quarter basis. "Fixed Charge Coverage Ratio" means EBITDA minus all dividends, distributions, withdrawals, non-cash income and capital expenditures made in that period divided by current maturities of long term debt (but excluding principal balance of the Revolving Credit Note and Prepayments), capital lease and synthetic lease obligations and subordinated debt (including debt subordinated to the Bank) plus interest expense. Capital Expenditures. Borrower shall not, during any fiscal year, expend on gross fixed assets (including gross leases to be capitalized under generally accepted accounting principles and leasehold improvements) an amount exceeding $500,000.00 in the aggregate. Limitation on Debt. Borrower and Guarantors shall not, directly or indirectly, create, incur, assume or become liable for any additional indebtedness, whether contingent or direct, other than (i) indebtedness existing on the date of this Agreement and (ii) accounts payable incurred in the ordinary course of business and payable on customary terms and conditions. Dividends and Distributions. Borrower shall not declare or pay cash dividends or make other similar distributions to its shareholders in any amount. Stock Repurchases. Borrower shall not purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of capital stock of the Borrower ("Equity Repurchases") in an amount unless approved by Bank in its sole discretion.

RESTATEMENT FEE. In consideration of the agreements set forth herein, Borrower shall pay to Bank a restatement fee in the amount of $100,000 which amendment fee shall be fully earned on the date hereof (the "Restatement Fee") and shall be payable as follows: (i) $25,000 on January 31, 2010; $25,000 on March 31, 2010; $25,000 on June 30, 2010; and $25,000 on September 30, 2010. The Restatement Fee is in addition to all other fees, interest, costs and expenses payable in connection with the Loan Documents and may be charged by Bank to any account of Borrower maintained by Bank. The Restatement Fee shall be fully earned by Bank notwithstanding any failure by Borrower to comply with any other term of this Amendment.

CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective as of the date when the following conditions have been met (the "Effective Date"):

(a)

Bank shall have received an original of this Amendment duly authorized, executed and delivered by Borrower, the Guarantors and by Bank (whether such parties shall have signed the same or different copies);

(b)

Bank shall have received the original of the Second Amended and Restated Revolving Credit Promissory Note duly authorized, executed and delivered by Borrower, dated December 24, 2009, and in the original principal amount of $5,300,000.00;

(c)

Bank shall have received the original of the Second Amended and Restated Term Promissory Note duly authorized, executed and delivered by Borrower, dated December 24, 2009, and in the original principal amount of $4,142,806.14;

(d)

Bank shall have been reimbursed by Borrower for all reasonable fees and third-party out-of-pocket charges and other expenses incurred in connection with this Amendment, including, without limitation, the reasonable attorneys’ fees and expenses of Bank's counsel, and field examination fees;

(e)

Bank shall have received payment, in immediately available funds, of outstanding accrued interest and availability fees under the Existing Loan Agreement and related documents;

(f)

Bank shall have received the original Joinder Agreement duly authorized, executed and delivered by Exact Supplements LLC and Borrower, dated December 24, 2009;

(g)

Bank shall have received any other documents or instruments reasonably requested by Bank in connection with the execution of this Amendment; and

(h)

Bank shall have received an officers’ certificate from a duly authorized officer of Borrower and each Guarantor certifying, among other things, that attached are true and correct copies of: (i) certificate of the existence of Borrower and each Guarantor, issued by the Secretary of State of the jurisdiction of organization, and each other jurisdiction where such Borrower or Guarantor is required to qualify to transact business, (ii) the Bylaws/Operating Agreement of

Borrower and Guarantor, (iii) resolutions adopted by the Board of Directors/Members of Borrower and each Guarantor authorizing the execution, delivery and performance of this Amendment, and the other documents and certificates to be delivered in connection herewith; and (iv) the names, incumbency and certified signatures of those persons authorized on behalf of Borrower and each Guarantor to sign this Amendment and the other documents and certificates to be delivered in connection herewith.

RELEASE.

(a)

In consideration of the agreements of Bank contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Guarantors, each on behalf of itself and its successors, assigns, and other legal representatives hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Bank, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Bank and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, Guarantor or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever that arose or has arisen at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, the other Loan Documents or this Amendment or transactions thereunder or related thereto.

(b)

Borrower and Guarantors each understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)

Borrower and Guarantors each agrees that no fact, event, circumstance, evidence or transaction that could now be asserted or that may hereafter be discovered that relate to conduct prior to the date of this Amendment shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

COVENANT NOT TO SUE. Borrower and Guarantors, each on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower pursuant to the immediately preceding Section. If Borrower or any Guarantor, or any of their respective successors, assigns or other legal representatives, violates the foregoing covenant, Borrower and Guarantors, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

COSTS AND EXPENSES. Borrower absolutely and unconditionally agrees to pay to Bank in full within ten (10) days of request for payment expenses which shall at any time be incurred or sustained by Bank as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Amendment and any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby, and in connection with any amendment or enforcement of this Amendment.

COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

AMENDMENT AND RESTATEMENT; NO NOVATION. This Agreement constitutes an amendment and restatement of the Existing Loan Agreement effective from and after the Effective Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to Bank under the Existing Loan Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Effective Date, the credit facilities described in the Existing Loan Agreement shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of Borrower outstanding as of such date under the Existing Loan Agreement shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

[CORPORATE SEAL]	INUVO, INC. (formerly known as KOWABUNGA! INC.), a Nevada corporation

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	EXACT SUPPLEMENTS, LLC, a Florida limited liability company

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	CHECKUP MARKETING, INC., a North Carolina corporation

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	RIGHTSTUFF INC., a North Carolina corporation

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	MARKETSMART ADVERTISING, INC., a North Carolina corporation

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	KOWABUNGA MARKETING, INC., a Michigan corporation

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	PRIMARYADS, INC., a New Jersey corporation

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	REAL ESTATE SCHOOL ONLINE INC., a Florida corporation

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	VINTACOM FLORIDA, INC., a Florida corporation

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	MOREX MARKETING GROUP, LLC, a New York limited liability company

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	ILEAD MEDIA LLC, a Delaware limited liability company

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

[CORPORATE SEAL]	VALIDCLICK, INC., a Missouri corporation

	By:	/s/ Gail L. Babitt
	Name: Title:	Gail L. Babitt Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Nancy S. Jones
Name: Title:	Nancy S. Jones Senior Vice President

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